UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 5, 2016

Pfenex Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36540	27-1356759
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10790 Roselle Street

San Diego, CA 92121

(Address of principal executive offices, including zip code)

(858) 352-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

On February 9, 2015, Pfenex Inc. (the “Company”) and Hospira, Inc. (together with its affiliates, “Pfizer”), entered into a Development and License Agreement (the “Collaboration Agreement”) pursuant to which the Company and Pfizer agreed to collaboratively develop the Company’s biosimilar candidate to Lucentis, PF582 (the “Product”) for retinal conditions.

Under the terms of the Collaboration Agreement, Pfizer received exclusive licenses and rights and assumed responsibility for the sale, marketing, promotion and commercialization of the Product, and was obligated to use commercially reasonable efforts to sell, market, promote and commercialize the Product in certain named major markets. In consideration for the exclusive license and other rights contained in the Collaboration Agreement, the Company was eligible to receive up to $342 million in one-time payments, including $51 million that was received once the Collaboration Agreement received U.S. antitrust approval, up to $291 million upon the successful achievement of certain pre-commercial and commercial milestones, and double digit escalating royalties on annual sales of the Product.

Pfenex will regain the full rights to PF582 following Pfizer’s strategic review of the current therapeutic focus of its biosimilar pipeline. To that effect, on August 5, 2016, the Company, Hospira Bahamas Biologics Ltd., and Hospira, Inc., entered into a Termination Agreement (the “Termination Agreement”) pursuant to which the parties agreed to terminate the Collaboration Agreement. Such termination of the Collaboration Agreement was effective as of August 5, 2016 (the “Termination Date”).

Under the terms of the Termination Agreement, the Company regained exclusive, worldwide rights for, and the parties terminated their collaboration in regard to, the development, manufacture and commercialization of the Product.

The Termination Agreement further provides for the grant by Pfizer to the Company of a perpetual license under intellectual property rights developed by Pfizer under the Collaboration Agreement, the transfer from Pfizer to the Company of know-how and regulatory materials relating to the Product that were generated by Pfizer under the Collaboration Agreement, and the formation of a transition committee with equal representation to establish and oversee the implementation of a transition plan.

In addition, the Termination Agreement provides for a mutual release of claims and restricts Pfizer and its affiliates from developing or commercializing a competing product (in relation to the Product) during the period of 12 months following the Termination Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PFENEX INC.

Date: August 8, 2016	By:	/s/ Paul Wagner
Paul Wagner Chief Financial Officer